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                                                                     EXHIBIT 4.2
                                                                     -----------

                           VOID AFTER DECEMBER 1, 2002

                 OPTION TO PURCHASE COMMON STOCK OF NEXMED, INC.

1.0      OPTION.

         This certifies that, for value received, ____________ is entitled, subject to the terms hereof, to purchase from NexMed, Inc. (the "Company"), a Nevada corporation, the number of shares set forth below of fully paid and nonassessable shares of the Common Stock of the Company. The purchase price per share (the "Purchase Price") shall be $0.25 per share.

         ____________ shares if and whenever a total market capitalization for the Company reaches $2,000,000 on an average of any consecutive (10) trading days period prior to December 28, 1997.

         An additional _______________ shares if and whenever a total market capitalization for the Company reaches $3,000,000 on an average of any consecutive ten (10) trading days period prior to December 28, 1998.

         Still another additional _____________ shares if and whenever a total market capitalization for the Company reaches $5,000,000 on an average of any consecutive ten (10) trading days period prior to December 28, 1998.

        Yet still another additional _______________ shares of Common Stock of the Company if and whenever a total market capitalization for NexMed, Inc. reaches $10,000,000 on an average of any consecutive ten (10) trading days prior to December 28, 1998.

*Total market capitalization shall be determined by the average closing bid price of all the market-makers or others who submit quotations for the Company's shares of common stock into the National Association of Securities Dealers Electronic Bulletin Board or such other national exchange or market where dealers are submitting quotations for the Company's shares of common stock for any consecutive ten day period multiplied by the number of shares issued and outstanding as of Monday, November 13, 1995, which is 2,486,297 shares; that the total market capitalization shall be calculated by the Secretary of the Company, and verified and authenticated by the Auditor in the subsequent audit, with the Auditor's determination being final; and that for example 2,486,297 shares shall be multiplied by the average closing price for the preceding successive ten trading days of $1.00 to yield a total market capitalization of $2,496,297.00.

2.0      EXERCISE AND EXCHANGE RESTRICTIONS.

         If at any time of any exercise or surrender for exchange any of the Options or of Common Stock issued on the exercise of this Option, such Option or Common Stock is not registered under the Securities Act of 1933, as amended, the Company may require as a condition to allowing any exercise or exchange, that the holder of this Option or Common Stock furnish to the Company such information as, in the opinion of its counsel, is necessary to establish that the exercise or exchange may be made without registration under the 1933 Act. That information shall include a written statement that the holder is purchasing the Common Stock for the holders own account, for investment and not with a view to the sale or distribution of the Option or Common Stock nor with any then present intention of distributing or selling the Option or Common Stock. Any such Option or Common Stock certificates may, at the

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Company's option, include any legend considered necessary or desirable to comply with the Securities Act of 1933.

3.0      EXERCISES

         3.1 The holder of this Option may exercise it in full by surrender of this Option, with the form of subscription at the end of this Option duly executed by the holder, to the Company at its principal office, accompanied by payment in full of the amount obtained by multiplying the Purchase Price by the number of shares of Common Stock specified on the face of this Option (without giving effect to any adjustment of that number). Payment may be in cash or by cashiers or certified check payable to the order of the Company.

         3.2 The holder of this Option may exercise it in part by surrendering it, accompanied by payment as provided above, except that the amount payable by the holder on such partial exercise shall be the amount obtained by multiplying the Purchase Price by the number of shares of Common Stock (without giving effect to any adjustment of that number) designated by the holder in the subscription at the end of this Option. On partial exercise, the Company shall promptly issue and deliver to the holder of this Option a new Option in the name of that Holder providing the right to purchase that number of share of Common Stock (without giving effect to any adjustment of that number) for which this Option has not been exercised.

         3.3 The holder of this Option must have a continued and uninterrupted relationship with the Company, from November 13, 1995 to the date the relevant total market capitalization is achieved.

4.0      DELIVERY OF STOCK CERTIFICATE

         As soon as possible after full or partial exercise of this Option, the Company at its expense will cause to be issued in the name of and delivered to the holder of this Option, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which that holder shall be entitled on such exercise, together with any other securities and property to which that holder is entitled on such exercise under the terms of this Option. No fractional share will be issued on exercise of right to purchase under this Option. If on any exercise of this Option a fraction of share results, the Company will pay the cash value of that fractional share, calculated on the basis of the exercise price. Upon the full or partial exercise of this Option the Company at its expense will pay for no more than a total of five (5) certificates.

5.0      STOCK SPLITS AND COMBINATIONS

         If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Option shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock which were purchasable under this Option immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased, and if the Company shall at any time combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.0      EXEMPT ISSUANCES

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         Except as provided in Section 5.0 above, corporate transactions shall be exempt from any provision of this Agreement requiring adjustments to the number of shares purchasable under this Option. Corporate transactions shall include, but are not limited to, the future issuance of Common Stock, Preferred Stock or convertible securities, a capital reorganization of the Company's Stock (other than as provided in Section 4.0 above), a merger or consolidation of the Company with or into another corporation or a sales of the Company's assets.

7.0      NO DILUTION OR IMPAIRMENT

         The Company covenants that it will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option. The Company will at all times in good faith assist in carrying out all those terms and in taking all action necessary or appropriate to protect the rights of the holder of this Option. Without limiting the generality of the above provision, the Company:

          (1) will take all necessary or appropriate action in order that the Company may validly and legally issued fully paid and nonassessable shares of stock on exercise of this Option, and

          (2) will not transfer all or substantially all of its properties and assets to any other person, or consolidate with or merge into any other corporation or permit any corporation to consolidate with or merge into the Company (if the Company is not the surviving corporation), unless such other person or corporation shall expressly assume in writing and will be bound by all of the terms of this Option.

8.0      NO CHANGE IN OPTION

         The form of this Option need not be changed because of any adjustment in the number of shares of Common Stock purchasable on its exercise. An Option issued after any such adjustment on any partial exercise or in replacement may continue to express the same Purchase Prices and the same number of share of Common Stock (appropriately reduced in the case of partial exercise) as are stated on the face of this Option as initially issued, and that Purchase Price and that number of shares shall be considered to have been so changed as of the close of business on the date of adjustment.

9.0      RESERVATION OF STOCK

         The Company covenants that it will at all times reserve and keep available, solely for issuance on exercise of this Option, all shares of Common Stock or other securities from time to time issuable on exercise of this Option.

10.      NO RIGHTS AS SHAREHOLDERS

         No holder of this Option, as such, shall be entitled to vote, or receive dividends or be considered a shareholder of the Company for any purpose, nor shall anything in this Option be construed to confer on any holder of this Option, as such, any rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporation action, to receive notice of meetings of shareholders, to receive dividends or subscription rights or otherwise.

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11.0     NEGOTIABILITY

         11.1 Subject to the provisions of this Option regarding the Securities Act of 1933 and with the written consent of Company, title to this Option may be transferred by endorsement (by the holder of this Option) and delivery in the same manner as negotiable instrument transferable by endorsement and delivery.

         11.2 Until this Option is transferred on the books of the Company, the Company may treat the registered holder of this Option as the absolute owner of this Option for all purposes, notwithstanding any notice to the contrary.

         11.3 On surrender of this Option for exchange, property endorsed, and subject to the provisions of this Option regarding compliance with the Securities Act of 1933, the Company will issue to or on the order of the holder of this Option, (a) new option(s) of like tenor in the name of that holder or a new holder as directed, calling in the aggregate on the face of such option for the number of shares of Common Stock called for on the face of this Option.

12.0     MODIFICATION

         This Option and any of its terms may be changed, waived, or terminated only by a written instrument signed by the party against which enforcement of that change, waiver, or termination is sought.

13.0     GOVERNING LAW

         This Option shall be construed and enforced in accordance with the laws of the State of Utah.

14.0     ATTORNEY'S FEES

         If a dispute arises out of this Agreement, including arbitration, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and expenses incurred in connection with such dispute.

15.0     EXPIRATION

         The right to exercise this Option shall expire at 5:00 p.m., Pacific time on December 1, 2002.

Dated:  November 15, 1995

                                               NexMed, Inc.

                                               /s/ Y. JOSEPH MO
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                                               Y. Joseph Mo, President

                                               /s/ VIVIAN LIU
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                                               Vivian Liu, Secretary